EXHIBIT 23.3



CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 1990 Long-Term Incentive Stock Plan of Cadmus Communications Corporation, of our report dated August 2, 1994, on our audit of the consolidated statements of income and cash flows and the financial statement schedule of Cadmus Communications Corporation and Subsidiaries (the "Company") for the year ended June 30, 1994, which report is included in the Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 1996.



                                                  /s/ Coopers & Lybrand L.L.P.



Richmond, Virginia
March 10, 1997